Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
2seventy bio, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2021 Stock Option and Incentive Plan Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)(1)	1,179,267 (2)	$16.45 (3)	$19,398,942.15	$0.0000927	$1,798.29
Equity	2021 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)(1)	233,302 (4)	$13.98 (5)	$3,261,561.96	$0.0000927	$302.35
Total Offering Amounts					$22,660,504.11		-
Total Fee Offsets							-
Net Fee Due							$2,100.64

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (the “common stock”), of 2seventy bio, Inc. (the “Registrant”) which become issuable under the 2seventy bio, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”) or the 2seventy bio, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
Represents an automatic increase of 1,179,267 shares of common stock to the number of shares available for issuance under the 2021 Plan, in accordance with the automatic annual increase provision of the 2022 Plan, effective as of January 1, 2022. Shares available for issuance under the 2021 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on November 1, 2021 (File No. 333-260669).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act. The proposed maximum aggregate offering price is based on $14.34, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 21, 2022.
(4)	Represents an automatic increase of 233,302 shares of common stock to the number of shares available for issuance under the 2021 ESPP, in accordance with the automatic annual increase provision of the 2021 Plan, effective as of January 1, 2022. Shares available for issuance under the 2021 ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on November 1, 2021 (File No. 333-260669).
(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act, and based on 85% of $12.19, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 21, 2022. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the applicable offering period or on the last trading day of the applicable offering period, whichever is less.